Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2019 Results

NEWARK, NJ — August 5, 2019: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported a second quarter 2019 net loss of $0.29 per share on revenue of $61.0 million.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

(Throughout this release, 2Q19 results are compared to 2Q18 results unless otherwise noted)

●	Global customers increased during 2Q19 by 24 thousand RCEs (+7%) to 357 thousand RCEs and by 49 thousand meters (+12%) to 448 thousand meters;

●	Average monthly churn declined to 4.4% from 5.3% in 1Q19 and 5.7% in 2Q18;

●	Following the quarter close, Genie Retail Energy (GRE) commenced customer acquisition activities in Texas’ electricity market and obtained a license to operate in certain Michigan gas territories;

●	Revenue increased 8.1% to $61.0 million from $56.4 million;

●	Consolidated loss from operations increased to $10.2 million from a loss of $2.2 million. Consolidated negative Adjusted EBITDA* of $9.1 million compared to positive $1.8 million;

●	Genie Energy's Board of Directors has declared a second quarter 2019 dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO

“Genie Energy made good operational progress in the second quarter as we continued to invest in growth across the company. We generated notable increases in our customer bases in both our US and overseas markets. Through the first half of the year, we have added 101 thousand RCEs, increasing our customer base by 39%. Following the quarter close, we launched operations in Texas’ deregulated electricity market and obtained a license to supply natural gas in Michigan.

“The second quarter is typically the lowest consumption quarter of the year, and the mild weather this spring further reduced domestic retail profitability while our investments in customer acquisition materially increased SG&A expense. Our P&L was also impacted by declines in wholesale electricity and natural gas markets during the quarter which also triggered mark-to-market losses of approximately $1.8 million on the unrealized value of our commodity hedges. While this combination of factors resulted in weaker than usual results this quarter, the fundamentals of our business remain strong and our outlook remains positive.

CONSOLIDATED RESULTS

$ in millions, except EPS	2Q19	1Q19	2Q18	2Q19 - 2Q18 Change (%/$)
Revenue	$61.0	$86.6	$56.4	+8.1%
Gross profit	$9.0	$25.6	$16.1	(44.1)%
Gross margin percentage	14.7%	29.5%	28.5%	(1380) BP
SG&A expense (including stock-based compensation)	$18.2	$15.8	$15.4	+18.2%
Stock-based compensation included in SG&A	$0.3	$0.4	$1.3	$(1.0)
Research and development	$0.1	$0.1	-	+$0.1
Write-down of assets held for sale to fair value	-	-	$2.3	$(2.3)
Depreciation and amortization	$0.9	$0.9	$0.6	+$0.3
(Loss) income from operations	$(9.3)	$9.8	$(1.6)	$(7.7)
Adjusted EBITDA*	$(9.1)	$10.4	$1.8	$(10.9)
Equity in the net loss in equity method investees**	$(1.1)	$(0.8)	$(0.7)	$(0.4)
Benefit from (provision for) income taxes	$1.7	$(2.9)	$(0.3)	+$2.0
Net (loss) income attributable to Genie Energy common stockholders	$(7.8)	$5.6	$(2.3)	$(5.5)
(Loss) earnings per share attributable to Genie Energy common stockholders	$(0.29)	$0.21	$(0.09)	$(0.20)
Net cash (used in) provided by operating activities	$(3.1)	$7.0	$3.4	$(6.5)

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

* * Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K. and Atid, a drilling services business based in Israel in which it holds a minority stake, under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, and expenses incurred are not reflected in Genie Energy’s consolidated revenue and expenses, but the customers are included in metrics regarding our customer base.

METERS AND RCEs

Genie Energy’s global customer base increased sequentially and year-over-year driven by robust customer acquisition programs in the U.S. and overseas markets. Genie Energy’s global RCE and meter totals are provided in the chart below.

Global RCEs and Meters at End of Quarter (in thousands)*	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Electricity RCEs	290	271	197	216	219
Natural gas RCEs	67	62	59	59	64
Total RCEs	357	333	256	275	283

Electricity meters	361	322	249	269	282
Natural gas meters	87	77	74	73	81
Total meters	448	399	323	342	363

*Includes RCEs and meters acquired and served by Genie Energy’s domestic and international retail energy provider businesses including operations at ventures and joint ventures in the U.K., Finland and Japan.

Consolidated Take-Aways

●	Consolidated revenue increased to $61.0 million from $56.4 million in 2Q18 driven by the expansion of Genie’s international retail energy supply and energy services businesses;

●	Genie Energy’s gross profit decreased to $9.0 million from $16.1 million in 2Q18 primarily because of a generally weaker consumption and pricing environment in electricity and natural gas in the quarter and a marked-to-market loss on the forward hedge book at GRE;

●	SG&A expense increased to $18.2 million from $15.4 million in 2Q18 reflecting increased customer acquisition expense;

●	Consolidated loss from operations increased to $9.3 million from a loss of $1.6 million in 2Q18. Adjusted EBITDA was negative $9.1 million compared to positive $1.8 million. The losses primarily reflect decreased consumption per meter, compressed margins at GRE, increased customer acquisition expense at GRE and GRE International, and the marked-to-market loss on GRE’s forward hedge book.

SEGMENT RESULTS

Genie Retail Energy (GRE)

●	Gross meter adds during the quarter totaled 91,000 compared to 57,000 in 2Q18;

●	Average monthly average churn decreased to 4.4% from 5.3% in 1Q19 and 5.7% in 2Q18. Churn has been favorably impacted by the increasing proportion of fixed rate customers in GRE’s portfolio as well as the addition of meters acquired in a municipal aggregation deal in 1Q19.

●	The loss from operations in 2Q19 was $5.4 million compared to income from operations of $4.1 million in 2Q18. Negative Adjusted EBITDA was $5.1 million compared to positive Adjusted EBITDA of $4.7 million in 2Q18. The decreases primarily reflect the impact of a generally weaker consumption and pricing environment in electricity and natural gas in the quarter, a marked to market loss on the forward hedge book and increased customer acquisition expense.

GRE’s financial results are summarized in the chart below:

Genie Retail Energy $ in millions	2Q19	1Q19	2Q18	2Q19-2Q18 Change (%/$)
Total revenue	$54.4	$76.5	$55.9	(2.7)%
Electricity revenue	$49.2	$57.8	$48.5	1.5%
Natural gas revenue	$5.2	$18.7	$7.4	(29.4)%
Gross profit	$8.2	$24.7	$15.8	(48.1)%
Gross margin percentage	15.1%	32.3%	28.3%	(1320) BP
SG&A expense	$13.7	$11.2	$11.7	+17.0%
(Loss) income from operations	$(5.4)	$13.5	$4.1	$(9.5)
Adjusted EBITDA	$(5.1)	$13.8	$4.7	$(9.8)

Genie Energy Services (GES)

●	GES’ revenue increased to $3.7 million from $557 thousand in 2Q18 reflecting the impact of the Prism Solar acquisition in 4Q18;

●	GES’ loss from operations was $682 thousand compared to a loss from operations $88 thousand in 2Q18;

●	GES generated negative Adjusted EBITDA of $438 thousand compared to negative Adjusted EBITDA of $81 thousand in 2Q18.

Genie Retail Energy International (GRE International)

(Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., under the equity method of accounting. Revenue generated, and expenses incurred are not reflected in segment revenue and operating expenses. RCEs and meters reported do, however, include Orbit Energy customers).

●	GRE International served 39 thousand RCEs and 69 thousand meters at June 30th, compared to 33 thousand RCEs and 55 thousand meters at March 31st. The increases resulted primarily from organic growth at Orbit Energy in the U.K. and Lumo Energia in Finland;

●	GRE International’s revenue increased to $2.9 million compared to nil in 2Q18 reflecting the impact of the Lumo Energia acquisition;

●	Equity in the net loss of Orbit Energy was $867 thousand compared to $716 thousand in 2Q18;

●	GRE International’s loss from operations increased to $1.6 million from a loss from operations of $53 thousand in 2Q18. Negative Adjusted EBITDA was $1.9 million compared to $597 thousand in 2Q18. The increased losses reflect increased meter acquisition expense.

Genie Oil and Gas (GOGAS)

●	Operations at Genie Energy’s Afek oil and gas exploration subsidiary remain suspended pending the permitting required for final testing on an existing well;

●	Loss from operations was $381 thousand compared to a loss from operations of $3.4 million in 2Q18 including an impairment charge of $2.3 million. Negative Adjusted EBITDA was $571 thousand compared to negative Adjusted EBITDA of $930 thousand in 2Q18. The improvements reflect the suspension of oil and gas exploration activities at Afek and a positive equity contribution from Genie’s minority stake in drilling services company Atid.

Corporate

●	Corporate loss from operations was $1.2 million compared to a loss of $2.2 million in 2Q18. The loss narrowed on a decline in corporate stock-based compensation, which decreased to $122 thousand dollars from $1.1 million in the year ago quarter. Negative Adjusted EBITDA was $1.1 million in 2Q19 and in 2Q18.

BALANCE SHEET HIGHLIGHTS

At June 30, 2019, Genie Energy had $147.6 million in total assets, including $39.9 million in cash, cash equivalents and restricted cash. Liabilities totaled $58.9 million and working capital (current assets less current liabilities) totaled $42.7 million.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy's Board of Directors has declared a 2Q19 dividend of $0.075 per share of Class A and Class B common stock with a record date of August 16, 2019. The dividend will be paid on or about August 23, 2019. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, August 5, 2019, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available at 1-844-512-2921 (US toll-free) or 1-412-317-6671 (international) through August 12, 2019. The replay PIN is 10133751. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity and natural gas primarily to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial brokerage and marketing services company, and Genie Solar Energy, a provider of solar generation systems. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2019	December 31, 2018
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$32,947	$41,601
Restricted cash—short-term	6,072	1,653
Trade accounts receivable, net of allowance for doubtful accounts of $2,410 and $2,003 at June 30, 2019 and December 31, 2018, respectively	35,208	35,920
Inventory	10,854	9,893
Prepaid expenses	8,263	6,167
Other current assets	2,844	2,670
Total current assets	96,188	97,904
Property and equipment, net	4,092	4,301
Goodwill	13,054	11,082
Other intangibles, net	8,015	6,321
Investment in equity method investees	1,132	2,208
Restricted cash—long-term	854	943
Deferred income tax assets, net	14,848	15,625
Other assets	9,378	8,480
Total assets	$147,561	$146,864
Liabilities and equity
Current liabilities:
Notes payable	$910	$923
Trade accounts payable	19,958	18,508
Accrued expenses	26,024	25,242
Income taxes payable	952	1,463
Due to IDT Corporation	206	234
Other current liabilities	5,401	4,416
Total current liabilities	53,451	50,786
Revolving line of credit	2,515	2,516
Other liabilities	2,887	900
Total liabilities	58,853	54,202
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at June 30, 2019 and December 31, 2018	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2019 and December 31, 2018	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 25,883 and 25,544 shares issued and 25,633 and 25,294 shares outstanding at June 30, 2019 and December 31, 2018, respectively	258	255
Additional paid-in capital	139,000	136,629
Treasury stock, at cost, consisting of 250 shares of Class B common stock at June 30, 2019 and December 31, 2018	(1,624)	(1,624)
Accumulated other comprehensive income	3,135	2,591
Accumulated deficit	(60,456)	(53,939)
Total Genie Energy Ltd. stockholders’ equity	100,072	103,671
Noncontrolling interests	(11,364)	(11,009)
Total equity	88,708	92,662
Total liabilities and equity	$147,561	$146,864

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except per share data)
Revenues:
Electricity	$52,055	$48,514	$114,669	$113,849
Natural gas	5,194	7,362	23,900	30,791
Other	3,760	557	9,057	1,062
Total revenues	61,009	56,433	147,626	145,702
Cost of revenues	52,031	40,361	113,057	105,171
Gross profit	8,978	16,072	34,569	40,531
Operating expenses and losses:
Selling, general and administrative (i)	18,195	15,369	33,903	32,467
Research and development	59	—	108	—
Impairment of assets (Note 5)	—	2,291	—	2,291
Exploration	—	17	—	244
(Loss) income from operations	(9,276)	(1,605)	558	5,529
Interest income	189	108	281	189
Interest expense	(178)	(81)	(319)	(173)
Equity in the net loss in equity method investees, net	(1,071)	(716)	(1,868)	(1,221)
Other income, net	157	58	232	100
Loss before income taxes	(10,179)	(2,236)	(1,116)	4,424
Benefit from (provision for) income taxes	1,678	(258)	(1,225)	(1,057)
Net (loss) income	(8,501)	(2,494)	(2,341)	3,367
Loss attributable to noncontrolling interests	1,035	575	944	870
Net (loss) income attributable to Genie Energy Ltd.	(7,466)	(1,919)	(1,397)	4,237
Dividends on preferred stock	(370)	(370)	(740)	(740)
Net (loss) income attributable to Genie Energy Ltd. common stockholders	$(7,836)	$(2,289)	$(2,137)	3,497

(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.29)	$(0.09)	$(0.08)	0.14
Diluted	$(0.29)	$(0.09)	$(0.08)	0.14
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	26,595	24,584	26,614	24,440
Diluted	26,595	24,584	26,614	24,598

Dividends declared per common share	$0.075	$0.075	$0.150	0.150
(i) Stock-based compensation included in selling, general and administrative expenses	$323	$1,257	$772	2,605

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2019	2018
	(in thousands)
Operating activities
Net (loss) income	$(2,341)	$3,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,855	1,183
Impairment of assets	—	2,291
Deferred income taxes	777	113
Provision for doubtful accounts receivable	314	502
Gain on sale of property and equipment	—	(18)
Stock-based compensation	772	2,605
Equity in the net loss in equity method investees	1,868	1,221
Change in assets and liabilities:
Trade accounts receivable	2,917	13,088
Inventory	(961)	(3,779)
Prepaid expenses	(2,069)	(7)
Other current assets and other assets	(698)	120
Trade accounts payable, accrued expenses and other current liabilities	1,991	(7,639)
Due to IDT Corporation	(42)	(74)
Income taxes payable	(511)	(904)
Net cash provided by operating activities	3,872	12,069
Investing activities
Capital expenditures	(329)	(370)
Proceeds from sale of property and equipment	—	62
Payments for business acquisition, net of cash acquired	(1,852)	(745)
Investments in notes receivables	(177)	—
Repayment of notes receivable	282	54
Net cash used in investing activities	(2,076)	(999)
Financing activities
Dividends paid	(4,809)	(4,483)
Repayment of short-term debt—Lumo Energia	(2,260)	—
Exercise of stock options	965	—
Proceeds from sale of Class B common stock and warrants	—	6,000
Repayment of notes payable	(28)	—
Net cash (used in) provided by financing activities	(6,132)	1,517
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	12	(77)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(4,324)	12,510
Cash, cash equivalents, and restricted cash at beginning of period	44,197	31,927
Cash, cash equivalents, and restricted cash at end of period	$39,873	$44,437
Supplemental Schedule of Non-Cash Financing Activities
Liability incurred for acquisitions	$2,260	$—
Purchase of equity of subsidiary	$—	$(4,139)

Reconciliation of Non-GAAP Financial Measure for the Second Quarter 2019

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter 2019, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization and stock-based compensation and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income from operations, for Genie Energy’s reportable segments and net income for Genie Energy on a consolidated basis.

Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)
$ in thousands

	Total	Genie Retail Energy	GES	GRE Inter- national	GOGAS	Corporate
Three Months Ended June 30, 2019 (2Q19)
Adjusted EBITDA	$(9,098)	$(5,124)	$(438)	$(1,899)	$(571)	$(1,066)
Subtract:
Stock-based compensation	323	108	-	93	-	122
Depreciation and amortization	926	186	244	482	14	-
Add:
Equity in the net loss of equity method investees	1,071			867	204
Loss from operations	$(9,276)	$(5,418)	$(682)	$(1,607)	$(381)	$(1,188)
Equity in the net loss of equity method investees	(1,071)
Interest income	189
Interest expense	(178)
Other income, net	157
Income taxes	1,678
Net income	(8,501)
Net loss attributable to noncontrolling interests	1,035
Net loss attributable to Genie Energy Ltd.	$(7,466)

	Total	Genie Retail Energy	GES	GRE Inter- national	GOGAS	Corporate
Three Months Ended March 31, 2019 (1Q19)
Adjusted EBITDA	$10,395	$13,775	$45	$(2,257)	$124	$(1,292)
Subtract:
Stock-based compensation	448	116	-	94	-	238
Depreciation and amortization	910	156	277	463	14	-
Add:
Equity in the net loss of equity method investees	797			1,070	(274)
Income (loss) from operations	$9,834	$13,503	$(232)	$(1,744)	$(163)	$(1,530)
Equity in the net loss of equity method investees	797
Interest income	93
Interest expense	(140)
Other income, net	73
Income taxes	(2,903)
Net income	6,160
Net loss attributable to noncontrolling interests	(91)
Net income attributable to Genie Energy Ltd.	$6,069

	Total	Genie Retail Energy	GES	GRE Inter- national	GOGAS	Corporate
Three Months Ended June 30, 2018 (2Q18)
Adjusted EBITDA	$1,818	$4,675	$(81)	$(769)	$(930)	$(1,077)
Subtract:
Stock-based compensation	1,257	119	-	-	-	1,138
Depreciation and amortization	590	431	7	-	151	-
Impairment of assets	2,291				2,291
Add:
Equity in the net loss of equity method investees	716			716
Income (loss) from operations	$(1,605)	$4,125	$(88)	$(53)	$(3,372)	$(2,215)
Gain equity in the net loss of equity method Investees	(716)
Interest income	108
Interest expense	(81)
Other income, net	58
Income taxes	(258)
Net income	(2,494)
Net loss attributable to noncontrolling interests	575
Net loss attributable to Genie Energy Ltd.	$(1,919)

# # #